Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102552

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED APRIL 4, 2003)

ESSEX PROPERTY TRUST, INC.

6,513,490 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated April 4, 2003, relating to the resale by the selling stockholders named in the prospectus and in this prospectus supplement of 6,513,490 shares of our common stock. Such shares of our common stock are either currently outstanding, issuable by us upon the exchange of certain outstanding partnership units on a one-for-one basis, or issuable by us to certain of the selling stockholders named in the prospectus or in this prospectus supplement in connection with certain contractual obligations.

This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol "ESS." On March 7, 2006 the last reported sales price of our common stock on the New York Stock Exchange was $100.86 per share.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS DATED APRIL 4, 2003.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 8, 2006.

SELLING STOCKHOLDERS

The following represents additional selling stockholders for the table appearing in the “Selling Stockholders” section of the prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock That May Be Sold in This Offering	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering(1)

Preston Butcher	79,659	52,923	26,736	*
Jeffrey K. Byrd	60,474	43,499	16,975	*
W. Dean Henry	26,830	26,094	736	*
Barbara A. Henry	26,829	26,829	0	*
Stuart and Sandy Leeder	3,274	2,175	1,099	*
Mack Pogue	74,737	51,295	23,442	*

*	Less than 1%

(1)
The total number of shares outstanding used in calculating this percentage assumes exchange of the limited partnership interests in Essex Portfolio, L.P. held by such person into shares of Essex Property Trust, Inc.’s common stock and is based on 23,139,876 shares of common stock of Essex Property Trust, Inc. outstanding as of September 30, 2005.